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                                                                    Exhibit 5.1

                            Thompson Hine & Flory LLP
                            2000 Courthouse Plaza NE
                               Dayton, Ohio 45402


August 26, 1999

The Monarch Machine Tool Company
2600 Kettering Tower
Dayton, Ohio 45423

Gentlemen:

We have acted as counsel to The Monarch Machine Tool Company, an Ohio corporation (the "Company"), in connection with The Monarch Machine Tool Company 1984 Restricted Stock Bonus Plan as Amended (the "Plan") and the preparation of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission in connection therewith.

Please be advised that we have examined such proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permits us to render an informed opinion on the matters set forth herein.

Based upon the foregoing, it is our opinion that the common shares of the Company offered under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8 with respect to the Plan.


                                                 Very truly yours,
                                                 /s/ Thompson Hine & Flory LLP

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